Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

ARTICLES OF INCORPORATION

The undersigned certify that:

1.               They are the president and chief financial officer, respectively, of Wilshire Bancorp, Inc., a California corporation.

2.               Paragraph B of Article VIII of the Articles of Incorporation of this corporation is amended and replaced in its entirety to read as follows:

“B.      The Board shall be divided into three classes. The classes shall be designated as Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors.  The term of office of the initial Class I directors shall expire at the 2005 annual meeting of shareholders; that of the initial Class II directors at the 2006 annual meeting of shareholders; and that of the initial Class III directors at the 2007 annual meeting of shareholders. At each annual meeting of shareholders, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of shareholders after their election. For so long as the Corporation is a “listed corporation” within the meaning of Section 301.5(d) of the California Corporations Code, in an uncontested election, as defined in Section 708.5 of the California Corporations Code, the approval of the shareholders, as defined in Section 153 of the California Corporations Code, shall be required to elect each director.  If an incumbent director fails to be elected by approval of the shareholders in an uncontested election, then, unless the incumbent director has earlier resigned, the term of the incumbent director shall end on the date that is the earlier of ninety (90) days after the date on which the voting results are determined in accordance with the California Corporations Code or the date on which the Board selects a person to fill the office held by such incumbent director.  In any election of directors other than an uncontested election occurring while the Corporation is a listed corporation, each director shall be elected by a plurality of votes cast at the annual meeting of shareholders by the holders of shares entitled to vote thereon to serve until his or her respective successor is duly elected and qualified.  Except as otherwise provided by law, if the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible; provided, however, that no decrease in the number of directors shall shorten the term of any incumbent director.  Any vacancies in the Board of Directors that occur for any reason prior to the expiration of the term of office of the class in which the vacancy occurs, including vacancies that occur by reason of an increase in the number of directors, may be filled only by a plurality of the votes cast at a meeting of shareholders by the holders of shares entitled to vote thereon or by the Board of Directors of the Corporation, acting by the affirmative vote of a majority of the remaining directors then in office (even if less than a quorum). A director elected to fill a vacancy shall hold office during the term to which his or her predecessor had been elected and until his or her successor shall have been elected and shall qualify, or until his or her earlier death, resignation or removal.”

3.               The foregoing amendment of Articles of Incorporation has been duly approved by the board of directors of the corporation.

4.               The foregoing amendment of Articles of Incorporation was duly approved by the required vote of shareholders in accordance with Section 902, California Corporations Code, at the 2011 Annual Meeting of Shareholders of the corporation.  The total number of shares of common stock issued, outstanding and entitled to vote with respect to the amendment as of the record date for the 2011 Annual Meeting of Shareholders of the corporation was 29,471,714.  The number of shares voting in favor of the amendment equaled or exceeded the vote required.  Pursuant to the Articles of Incorporation of the corporation, the percentage vote required was more than sixty-six and two-thirds percent (66 2/3%).

[Signature Page Follows]

[Signature Page to Certificate of Amendment of Articles of Incorporation]

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Date: May 31, 2011
/s/ Jae Whan Yoo
Jae Whan Yoo
President and Chief Executive Officer

/s/ Alex Ko
Alex Ko
Senior Vice President and
Chief Financial Officer